Exhibit 99.1

ALTUS MIDSTREAM ACQUIRES STAKE IN

ENTERPRISE’S SHIN OAK PIPELINE

Houston, Texas (July 31, 2019) – Enterprise Products Partners L.P. (NYSE: EPD) and Altus Midstream Company (NASDAQ: ALTM) announced the closing of Altus’ acquisition of a 33 percent equity interest in the Enterprise subsidiary that owns the Shin Oak natural gas liquids (“NGL”) pipeline, effective today. The 658-mile Shin Oak Pipeline transports growing NGL production from multiple basins, including the Permian, to Enterprise’s NGL fractionation and storage complex in Mont Belvieu, Texas.

NGLs for the Shin Oak system are sourced primarily from Enterprise’s Orla natural gas processing complex in Reeves County, Texas, as well as Apache Corporation’s Alpine High play, via a long-term NGL sales agreement committing 100 percent of NGLs from that acreage. Supported by long-term customer commitments, the pipeline will ultimately have capacity to transport up to 550,000 barrels per day (“BPD”) of NGLs by the fourth quarter of 2019.

“We are very pleased to have Altus as a partner in the Shin Oak Pipeline, which facilitates continued growth of Permian Basin NGLs that are expected to more than double by 2025,” said A.J. “Jim” Teague, chief executive officer of Enterprise’s general partner. “In addition to providing much-needed takeaway capacity for NGLs, Shin Oak is a key asset in Enterprise’s integrated midstream network, which provides unparalleled access to the most attractive domestic and international markets.”

“Altus is pleased to partner with Enterprise on the Shin Oak Pipeline,” said Clay Bretches, CEO of Altus Midstream. “Shin Oak is integrated with Enterprise’s existing pipelines and gas processing plants, which provide supply from multiple basins. This integration, along with connectivity to Enterprise’s fractionation complex in Mont Belvieu, drives substantial volume through the pipeline and provides superior flow assurance for customers, which is a significant competitive advantage for attracting additional third-party business.”

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil gathering, transportation, storage and terminals; petrochemical and refined products transportation, storage and terminals; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems. The partnership’s assets currently include approximately 49,200 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, petrochemicals and refined products; and 14 billion cubic feet of natural gas storage capacity.

Altus Midstream Company is a pure-play, Permian-to-Gulf Coast midstream C-corporation. Through its consolidated subsidiaries, Altus owns substantially all of the gas gathering, processing and transportation assets servicing production from Apache Corporation (NYSE, Nasdaq: APA) in the Alpine High play in the Delaware Basin, owns equity interests in four Permian-to-Gulf Coast pipelines, and has the option to acquire 50 percent equity interest in the Salt Creek NGL pipeline. Altus posts announcements, operational updates, investor information and press releases on its website, www.altusmidstream.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that Enterprise Products Partners L.P. and Altus Midstream Company expect, believe, or anticipate will or may occur in the future, including anticipated benefits and other aspects of such activities, events, developments or transactions, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including required approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition and other risk factors included in the reports filed with the Securities and Exchange Commission by Enterprise Products Partners L.P. and Altus Midstream Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, Enterprise Products Partners L.P. and Altus Midstream Company do not intend to update or revise their forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Enterprise

Randy Burkhalter, Investor Relations, (713) 381-6812 or (866) 230-0745

Rick Rainey, Media Relations (713) 381-3635

Altus

Gary Clark, Investor Relations, (281) 302-2286

Phil West, Media Relations, (713) 296-7276

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